EXHIBIT 99.1

WisdomTree Announces First Quarter 2017 Results

$0.05 diluted EPS for the quarter

Declares $0.08 quarterly dividend

New York, NY – (GlobeNewswire) – April 28, 2017 – WisdomTree Investments, Inc. (NASDAQ: WETF), an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager today reported net income of $6.9 million or $0.05 diluted EPS in the first quarter. This compares to net income of $12.1 million or $0.09 diluted EPS in the first quarter of last year and net income of $2.5 million or $0.02 diluted EPS (as adjusted, $4.2 million1 or $0.03 diluted EPS1 (non-GAAP measures1)) in the fourth quarter of 2016.

WisdomTree CEO and President Jonathan Steinberg said, “The evolution of the asset management industry is accelerating with several trends and market forces converging. We’ve been a pioneer since our founding more than a decade ago, first in building our veteran team, developing innovative products and extending our presence to other promising markets around the world. We are currently undertaking a number of initiatives to remain ahead of our competition and to benefit from the increasing inflows we expect to continue into the ETF market in the coming years.”

“We believe our investments in technology-enabled services will differentiate us in the market and help drive deeper relationships with financial advisors. By marrying our low-cost, alpha-generating ETFs with portfolio construction, asset allocation, practice management services and the AdvisorEngine platform, we believe we will grow our wallet share with financial advisors, translating into accelerated ETF asset growth.”

Summary Operating and Financial Highlights

	Three Months Ended			Change From
	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016	Dec. 31, 2016	Mar. 31, 2016
Operating Highlights
U.S. listed ETFs ($, in billions):
AUM	$41.9	$40.2	$44.3	4.4%	(5.2%)
Net inflows/(outflows)	$(0.1)	$0.1	$(5.4)	n/a	(98.9%)
Average AUM	$41.3	$38.3	$45.5	7.9%	(9.2%)
Average advisory fee	0.50%	0.50%	0.52%	—	(0.02)
Market share of industry inflows	n/a	0.1%	n/a	n/a	n/a
European listed ETPs ($, in millions):
AUM	$1,351.0	$1,024.3	$885.0	31.9%	52.7%
Net inflows/(outflows)	$320.1	$(25.8)	$194.9	n/a	64.2%
Average AUM	$1,209.1	$1,015.4	$785.7	19.1%	53.9%
Average advisory fee	0.64%	0.66%	0.67%	(0.02)	(0.03)
Canadian listed ETFs ($, in millions):
AUM	$72.9	$68.6	n/a	6.3%	n/a
Net inflows	$—	$—	n/a	n/a	n/a
Average AUM	$71.2	$67.2	n/a	6.1%	n/a
Average advisory fee	0.46%	0.46%	n/a	—	n/a
Financial Highlights ($, in millions, except per share amounts):
Consolidated Results
Total revenues	$54.6	$50.8	$60.9	7.5%	(10.3%)
Net income	$6.9	$2.5	$12.1	177.8%	(43.0%)
Diluted earnings per share	$0.05	$0.02	$0.09	$0.03	$(0.04)
Pre-tax margin	27.1%	16.8%	35.6%	10.3	-8.5
Non-GAAP[1]:
Net income, as adjusted	$—	$4.2	$—	n/a	n/a
Diluted earnings per share, as adjusted	$—	$0.03	$—	n/a	n/a
Pre-tax margin, as adjusted	—	20.1%	—	n/a	n/a
U.S. Business segment
Gross margin[1]	82.3%	81.2%	82.9%	1.1	-0.6
Pre-tax margin	34.2%	27.4%	40.8%	6.8	-6.6

Recent Business Developments

Company News

•	In February 2017, the Company announced the agreement with Monex to provide WisdomTree ETFs through Japan’s first commission-free program, Overseas ETFs with zero commissions on transactions; and the Company announced that three additional WisdomTree ETFs filed notification with the Financial Services Agency of Japan.

•	In March 2017, the Company announced the WisdomTree Dynamic Currency Hedged International Equity Fund (DDWM) received the award for 2016 ‘Best New International/Global Equity ETF’ from ETF.com and the WisdomTree Dynamic Currency Hedged ETF suite won the award for ‘Fund Innovation of the Year’ from the Mutual Fund Industry Awards.

•	In April 2017, the Company and AdvisorEngine jointly announced the strengthening of their commitment to providing advisor growth solutions through AdvisorEngine’s acquisition of Kredible, a technology-enabled, research-driven practice management firm designed to help advisors acquire new clients.

U.S. Listed Product News

•	In March 2017, the Company announced the closing and liquidation of seven ETFs; the Company announced the restructuring and renaming of USSD and USWD to the WisdomTree U.S. Domestic Economy Fund (WUSA) and the WisdomTree U.S. Export and Multinational Fund (WEXP) and the renaming of EZR to the WisdomTree Europe Domestic Economy Fund (EDOM); and the Company announced the 10-Year anniversary celebration of WisdomTree’s U.S. Earnings ETF Family.

European Listed Product News

•	In March 2017, the Company launched the WisdomTree India Quality UCITS ETF on the Deutsche Börse, Borsa Italiana and London Stock Exchange. The Company also listed in Sterling 18 short and leveraged Boost ETPs, covering a broad mix of equity, fixed income and commodity benchmarks on the London Stock Exchange.

•	In April 2017, the Company listed the WisdomTree Japan Equity UCITS ETF—USD Hedged Acc – on the SIX Swiss Exchange.

Assets Under Management and Net Inflows

U.S. listed ETF assets under management (“AUM”) were $41.9 billion at March 31, 2017, up 4.4% from December 31, 2016 primarily due to $1.8 billion of market appreciation.

European listed AUM was $1.4 billion at March 31, 2017, up 31.9% from December 31, 2016 primarily due to net inflows.

Canadian listed AUM was $72.9 million at March 31, 2017, up 6.3% from December 31, 2016 primarily due to market appreciation.

Performance

In evaluating the performance of our U.S. listed equity, fixed income and alternative ETFs against actively managed and index based mutual funds and ETFs, 93.9% of the $41.3 billion invested in our ETFs and 68.6% (48 of 70) of our ETFs covered by Morningstar outperformed their comparable Morningstar average since inception as of March 31, 2017.

For more information about WisdomTree ETFs including standardized performance, please click here or visit www.wisdomtree.com.

Fourth Quarter Financial Discussion

Revenues

Total revenues decreased 10.3% from the first quarter of 2016 due to declines in our average AUM, primarily in our two largest ETFs, partly offset by $2.1 billion of net inflows into our U.S. Equity ETFs and market appreciation. Total revenues increased 7.5% from the fourth quarter of 2016 on higher average AUM primarily due to market appreciation. Our average U.S. advisory fees for our U.S. listed ETFs were 0.50%, 0.50% and 0.52% for the first quarter of 2017, fourth quarter of 2016 and first quarter of 2016, respectively. The decline from the first quarter of 2016 was due to a change in product mix.

Other income increased 408.4% from the first quarter of 2016 and 209.5% from the fourth quarter of 2016 primarily due to a reimbursement of expenses from a sub-advisor for prior years of $0.8 million. In addition, other income increased as compared to the prior periods due to higher interest earned on our investments.

Margins

Gross margin for our U.S. Business segment, which is U.S. total revenues less U.S. fund management and administration expenses and U.S. third-party sharing arrangements, was 82.3%1 in the first quarter of 2017 as compared to 82.9%1 in the first quarter of 2016 and 81.2%1 in the fourth quarter of 2016. The decline from the first quarter of 2016 was due to lower average AUM partly offset by lower expenses. The increase from the fourth quarter of 2016 was primarily due to higher average AUM.

Pre-tax margin was 27.1% in the first quarter of 2017 as compared to 35.6% in the first quarter of 2016 and 16.8% (as adjusted, 20.1%1) in the fourth quarter of 2016. Pre-tax margin for our U.S. Business segment was 34.2% in the first quarter of 2017 as compared to 40.8% in the first quarter of 2016 and 27.4% in the fourth quarter of 2016.

Expenses

Total expenses were $39.8 million for the first quarter of 2017, up 1.5% from the first quarter of 2016 and down 5.9% from the fourth quarter of 2016. Included in the fourth quarter of last year was a goodwill impairment charge of $1.7 million.

•	Compensation and benefits expense increased 17.4% from the first quarter of 2016 to $17.9 million primarily due to higher accrued incentive compensation and other headcount related expenses. Headcount of our U.S. Business segment was 153 and our International Business segment was 38 at March 31, 2016 compared to 163 and 47, respectively, at March 31, 2017. Compensation and benefits expense decreased 2.7% from the fourth quarter of 2016 primarily due to changes in accrued incentive compensation. During the fourth quarter of 2016, we awarded a greater portion of our employees’ incentive compensation in cash versus stock due to the significant decline in our incentive compensation pool from 2015 levels. The shift in compensation payout mix resulted in the recognition of higher incentive compensation expense. This was partly offset by seasonally higher payroll taxes associated with bonus payments made in the first quarter of 2017.

•	Fund management and administration expense decreased 4.4% from the first quarter of 2016 to $9.6 million primarily due to lower fund costs for our U.S. Business segment due to lower average AUM partly offset by the higher number of ETPs and higher average AUM of our International Business segment. This expense also decreased 4.4% from the fourth quarter of 2016 primarily due to lower fund administration expenses. We had 88 U.S. listed ETFs, 85 European ETPs and 6 Canadian ETFs at the end of the quarter.

•	Marketing and advertising expense decreased 7.7% from the first quarter of 2016 to $3.5 million primarily due to lower levels of marketing related activities. This expense was essentially unchanged from the fourth quarter of 2016.

•	Sales and business development expense increased 21.0% from the first quarter of 2016 to $3.0 million primarily due to higher spending on sales related activities within both our U.S. Business and International Business segments. This expense decreased 6.9% from the fourth quarter of 2016 primarily due to lower spending on sales related activities within our U.S. Business segment partly offset by higher spending in our International Business segment.

•	Professional and consulting fees decreased 45.0% from the first quarter of 2016 to $1.6 million primarily due to lower advisory fees associated with our acquisition of GreenHaven which occurred in the first quarter of 2016 as well as lower corporate consulting related expenses. This expense was essentially unchanged from the fourth quarter of 2016.

•	Occupancy, communications and equipment expense increased 10.7% from the first quarter of 2016 to $1.4 million primarily due to higher real estate taxes. This expense was essentially unchanged from the fourth quarter of 2016.

•	Depreciation and amortization expense was essentially unchanged from the first quarter of 2016 and the fourth quarter of 2016.

•	Third-party sharing arrangements expense was essentially unchanged from the first quarter of 2016. This expense increased 58.2% from the fourth quarter of 2016 to $0.9 million primarily due to higher fees paid to our third-party marketing agents in Latin America and Israel.

•	Other expense was essentially unchanged from the first quarter of 2016 and fourth quarter of 2016.

•	Our effective income tax rate for the first quarter of 2017 was 53.6%, which resulted in income tax expense of $7.9 million. In the first quarter of 2017, as required, the Company adopted a new accounting standard which requires companies to record the tax effects related to stock-based compensation within income tax expense, rather than additional paid-in capital, when applicable. Therefore, tax shortfalls (and tax windfalls) associated with the vesting of stock-based compensation awards are now included within income tax expense. This guidance resulted in the recognition of $1.0 million of income tax expense associated with tax shortfalls recognized upon vesting of stock-based compensation awards during the quarter. In addition, our tax rate differs from the federal statutory tax rate of 35% primarily due to a valuation allowance on our foreign net operating losses and state and local income taxes.

Balance Sheet

As of March 31, 2017, the Company had total assets of $231.2 million which consisted primarily of cash and cash equivalents of $79.6 million, securities owned of $57.6 million, securities held-to-maturity of $23.2 million, investments of $20.0 million and accounts receivable of $19.2 million. There were approximately 136.6 million shares of common stock outstanding as of March 31, 2017. Fully diluted weighted average shares outstanding were 135.5 million for the quarter.

Quarterly Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.08 per share of the Company’s common stock. The dividend will be paid on May 24, 2017 to stockholders of record as of the close of business on May 10, 2017.

Conference Call

WisdomTree will discuss its results and operational highlights during a conference call on Friday, April 28, 2017 at 9:00 a.m. ET. The call-in number will be (877) 303-7209. Anyone outside the U.S. or Canada should call (970) 315-0420. The slides used during the presentation will be available at http://ir.wisdomtree.com. For those unable to join the conference call at the scheduled time, an audio replay will be available on http://ir.wisdomtree.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, the risks described below. If one or more of these or other risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this press release completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

In particular, forward-looking statements in this press release may include statements about:

•	anticipated trends, conditions and investor sentiment in the global markets and ETPs;

•	anticipated levels of inflows into and outflows out of our ETPs;

•	our ability to deliver favorable rates of return to investors;

•	our ability to develop new products and services;

•	our ability to maintain current vendors or find new vendors to provide services to us at favorable costs;

•	our ability to successfully expand our business into non-U.S. markets;

•	competition in our business; and

•	the effect of laws and regulations that apply to our business.

Our business is subject to many risks and uncertainties, including without limitation:

•	Net outflows during 2016 in our two largest ETFs – the WisdomTree Europe Hedged Equity Fund and the WisdomTree Japan Hedged Equity Fund – have had, and in the future could continue to have, a negative impact on our revenues.

•	Declining prices of securities can adversely affect our business by reducing the market value of the assets we manage or causing customers to sell their fund shares and trigger redemptions.

•	Fluctuations in the amount and mix of our AUM may negatively impact revenues and operating margins.

•	We derive a substantial portion of our revenues from a limited number of products, and as a result, our operating results are particularly exposed to the performance of these funds and our ability to maintain the AUM of these funds, as well as investor sentiment toward investing in the funds’ strategies and market-specific and political and economic risk.

•	Much of our AUM is held in our U.S. listed ETFs that invest in foreign securities and we therefore have substantial exposure to foreign market conditions and are subject to currency exchange rate risks.

•	Many of our ETPs and ETFs have a limited track record, and poor investment performance could cause our revenues to decline.

•	We depend on third parties to provide many critical services to operate our business and our ETPs and ETFs. The failure of key vendors to adequately provide such services could materially affect our operating business and harm our customers.

Other factors, such as general economic conditions, including currency exchange rate fluctuations, also may have an effect on the results of our operations. For a more complete description of the risks noted above and other risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. Therefore, these forward-looking statements do not represent our views as of any date other than the date of this press release.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S., Europe, Canada and Japan (collectively, “WisdomTree”), is an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager headquartered in New York. WisdomTree offers products covering equities, fixed income, currencies, commodities and alternative strategies. WisdomTree currently has approximately $44.0 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

[1]	See “Non-GAAP Financial Measurements.”

Contact Information:

Investor Relations

WisdomTree Investments, Inc.

Jason Weyeneth, CFA

+1.917.267.3858

jweyeneth@wisdomtree.com

Media Relations

WisdomTree Investments, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			% Change From
	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016	Dec. 31, 2016	Mar. 31, 2016
Revenues:
Advisory fees	$53,262	$50,366	$60,615	5.7%	-12.1%
Other income	1,337	432	263	209.5%	408.4%

Total revenues	54,599	50,798	60,878	7.5%	-10.3%
Expenses:
Compensation and benefits	17,874	18,366	15,226	-2.7%	17.4%
Fund management and administration	9,600	10,046	10,044	-4.4%	-4.4%
Marketing and advertising	3,537	3,645	3,832	-3.0%	-7.7%
Sales and business development	2,962	3,181	2,447	-6.9%	21.0%
Professional and consulting fees	1,558	1,457	2,835	6.9%	-45.0%
Occupancy, communications and equipment	1,353	1,279	1,222	5.8%	10.7%
Depreciation and amortization	337	327	316	3.1%	6.6%
Third-party sharing arrangements	932	589	907	58.2%	2.8%
Goodwill impairment	—	1,676	—	n/a	n/a
Acquisition payment	—	—	745	n/a	n/a
Other	1,624	1,723	1,632	-5.7%	-0.5%

Total expenses	39,777	42,289	39,206	-5.9%	1.5%

Income before taxes	14,822	8,509	21,672	74.2%	-31.6%
Income tax expense	7,942	6,032	9,600	31.7%	-17.3%

Net income	$6,880	$2,477	$12,072	177.8%	-43.0%

Net income per share – basic	$0.05	$0.02	$0.09
Net income per share – diluted	$0.05	$0.02	$0.09
Weighted average common shares – basic	134,385	133,985	135,467
Weighted average common shares – diluted	135,509	135,373	136,457

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(in thousands)

(Unaudited)

The following table sets forth the pre-tax operating results for the Company’s U.S. Business and International Business segments. The U.S. Business segment represents the results of the Company’s U.S. operations and Japan sales office. The results of the Company’s European and Canadian operations are reported as the International Business segment.

U.S. Business Segment

	Three Months Ended			% Change From
	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016	Dec. 31, 2016	Mar. 31, 2016
Revenues:
Advisory fees	$51,026	$48,345	$59,092	5.5%	-13.6%
Other income	1,312	493	221	166.1%	493.7%

Total revenues	52,338	48,838	59,313	7.2%	-11.8%
Expenses:
Compensation and benefits	15,070	15,798	13,666	-4.6%	10.3%
Fund management and administration	8,327	8,611	9,260	-3.3%	-10.1%
Marketing and advertising	3,069	3,148	3,510	-2.5%	-12.6%
Sales and business development	2,610	3,046	2,362	-14.3%	10.5%
Professional and consulting fees	1,322	1,118	2,436	18.2%	-45.7%
Occupancy, communications and equipment	1,228	1,161	1,116	5.8%	10.0%
Depreciation and amortization	331	320	311	3.4%	6.4%
Third-party sharing arrangements	927	589	907	57.4%	2.2%
Other	1,546	1,652	1,535	-6.4%	0.7%

Total expenses	34,430	35,443	35,103	-2.9%	-1.9%

Income before taxes	$17,908	$13,395	$24,210	33.7%	-26.0%

Pre-tax margin	34.2%	27.4%	40.8%

International Business Segment

	Three Months Ended			% Change From
	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016	Dec. 31, 2016	Mar. 31, 2016
Revenues:
Advisory fees	$2,236	$2,021	$1,523	10.6%	46.8%
Other income/(loss)	25	(61)	42	n/a	-40.5%

Total revenues	2,261	1,960	1,565	15.4%	44.5%
Expenses:
Compensation and benefits	2,804	2,568	1,560	9.2%	79.7%
Fund management and administration	1,273	1,435	784	-11.3%	62.4%
Marketing and advertising	468	497	322	-5.8%	45.3%
Sales and business development	352	135	85	160.7%	314.1%
Professional and consulting fees	236	339	399	-30.4%	-40.9%
Occupancy, communications and equipment	125	118	106	5.9%	17.9%
Depreciation and amortization	6	7	5	-14.3%	20.0%
Third-party sharing arrangements	5	—	—	n/a	n/a
Goodwill impairment	—	1,676	—	n/a	n/a
Acquisition payment	—	—	745	n/a	n/a
Other	78	71	97	9.9%	-19.6%

Total expenses	5,347	6,846	4,103	-21.9%	30.3%

Loss before taxes	$(3,086)	$(4,886)	$(2,538)	-36.8%	21.6%

Pre-tax margin	n/a	n/a	n/a

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$79,637	$92,722
Securities owned, at fair value	57,611	58,907
Securities held-to-maturity	3,997	3,994
Accounts receivable	19,234	17,668
Prepaid expenses	3,219	3,346
Other current assets	534	555

Total current assets	164,232	177,192
Fixed assets, net	11,642	11,748
Securities held-to-maturity	19,205	18,502
Deferred tax asset, net	3,596	9,826
Investment, carried at cost	20,000	20,000
Goodwill	1,799	1,799
Intangible asset	9,953	9,953
Other noncurrent assets	748	747

Total assets	$231,175	$249,767

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Fund management and administration payable	$13,229	$13,584
Compensation and benefits payable	4,923	14,652
Income taxes payable	4,518	4,700
Acquisition payable	—	3,537
Securities sold, but not yet purchased, at fair value	27	1,248
Accounts payable and other liabilities	6,033	5,806

Total current liabilities	28,730	43,527
Other noncurrent liabilities:
Deferred rent payable	4,839	4,896

Total liabilities	33,569	48,423

STOCKHOLDERS’ EQUITY
Common stock, par value $0.01; 250,000 shares authorized:
Issued and outstanding: 136,622 and 136,475 at March 31, 2017 and December 31, 2016, respectively	1,366	1,365
Additional paid-in capital	220,858	224,739
Accumulated other comprehensive income/(loss)	98	(44)
Accumulated deficit	(24,716)	(24,716)

Total stockholders’ equity	197,606	201,344

Total liabilities and stockholders’ equity	$231,175	$249,767

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended
	Mar. 31, 2017	Mar. 31, 2016
Cash flows from operating activities:
Net income	$6,880	$12,072
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	6,302	9,219
Stock-based compensation	3,421	3,503
Depreciation and amortization	337	316
Other	120	(59)
Changes in operating assets and liabilities:
Securities owned, at fair value	1,292	—
Accounts receivable	(1,553)	7,055
Prepaid expenses	127	(960)
Other assets	64	186
Acquisition payable	(3,538)	745
Fund management and administration payable	(400)	(199)
Compensation and benefits payable	(9,772)	(22,973)
Income taxes payable	177	(2,879)
Securities sold, but not yet purchased, at fair value	(1,222)	—
Accounts payable and other liabilities	212	751

Net cash provided by operating activities	2,447	6,777

Cash flows from investing activities:
Purchase of fixed assets	(193)	(336)
Purchase of securities held-to-maturity	(759)	—
Purchase of securities available-for-sale	(21,340)	—
Proceeds from held-to-maturity securities maturing or called prior to maturity	51	1,113
Proceeds from sales and maturities of securities available-for-sale	21,000	—
Acquisition less cash acquired	—	(11,818)

Net cash used in investing activities	(1,241)	(11,041)

Cash flows from financing activities:
Dividends paid	(10,930)	(10,913)
Shares repurchased	(3,628)	(35,555)
Proceeds from exercise of stock options	5	75

Net cash used in financing activities	(14,553)	(46,393)

Increase in cash flows due to changes in foreign exchange rate	262	348

Net decrease in cash and cash equivalents	(13,085)	(50,309)
Cash and cash equivalents – beginning of period	92,722	210,070

Cash and cash equivalents – end of period	$79,637	$159,761

Supplemental disclosure of cash flow information:
Cash paid for taxes	$1,247	$3,594

WisdomTree Investments, Inc.

Key Operating Statistics (Unaudited)

	Three Months Ended
	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016
U.S. LISTED ETFs (in millions)
Beginning of period assets	$40,164	$37,704	$51,639
Assets acquired	—	—	225
Inflows/(outflows)	(58)	132	(5,359)
Market appreciation/(depreciation)	1,834	2,328	(2,249)

End of period assets	$41,940	$40,164	$44,256

Average assets during the period	$41,292	$38,253	$45,475
Revenue days	90	92	91
Number of ETFs – end of the period	88	94	93
ETF Industry and Market Share (in billions)
ETF industry net inflows	$132.4	$127.2	$34.6
WisdomTree market share of industry inflows	n/a	0.1%	n/a
Average ETF advisory fee during the period
Alternative strategy ETFs	0.66%	0.72%	0.88%
Emerging markets equity ETFs	0.70%	0.70%	0.71%
International developed equity ETFs	0.56%	0.56%	0.56%
International hedged equity ETFs	0.53%	0.54%	0.54%
Currency ETFs	0.50%	0.50%	0.50%
Fixed income ETFs	0.42%	0.43%	0.46%
U.S. equity ETFs	0.35%	0.35%	0.35%

Blended total	0.50%	0.50%	0.52%

EUROPEAN LISTED ETPs
Total ETPs (in thousands)
Beginning of period assets	$626,280	$647,497	$437,934
Inflows/(outflows)	160,327	(38,214)	123,461
Market appreciation/(depreciation)	(12,120)	16,997	(73,326)

End of period assets	$774,487	$626,280	$488,069

Average assets during the period	$704,843	$640,101	$428,857
Average ETP advisory fee during the period	0.79%	0.80%	0.84%
Number of ETPs – end of the period	68	68	67
Total UCITS ETFs (in thousands)
Beginning of period assets	$398,015	$371,307	$335,938
Inflows/(outflows)	159,774	12,442	71,440
Market appreciation/(depreciation)	18,714	14,266	(10,477)

End of period assets	$576,503	$398,015	$396,901

Average assets during the period	$504,294	$375,286	$356,814
Average UCITS ETF advisory fee during the period	0.43%	0.42%	0.47%
Number of UCITS ETFs – end of the period	17	16	12
CANADIAN LISTED ETFs* (in thousands)
Beginning of period assets	$68,618	$68,427	$—
Inflows/(outflows)	(2)	3	—
Market appreciation/(depreciation)	4,311	188	—

End of period assets	$72,927	$68,618	$—

Average assets during the period	$71,242	$67,168	n/a
Average ETF advisory fee during the period	0.46%	0.46%	n/a
Number of ETFs – end of the period	6	6	n/a
Headcount – U.S. Business segment	163	163	153
Headcount – International segment	47	46	38

*	ETFs inception date July 14, 2016.

Note: Previously issued statistics may be restated due to trade adjustments

Source: Investment Company Institute, Bloomberg, WisdomTree

Non-GAAP Financial Measurements

In an effort to provide additional information regarding our results as determined by GAAP, we also disclose certain non-GAAP information which we believe provides useful and meaningful information. Our management reviews these non-GAAP financial measurements when evaluating our financial performance and results of operations; therefore, we believe it is useful to provide information with respect to these non-GAAP measurements so as to share this perspective of management. Non-GAAP measurements do not have any standardized meaning, do not replace nor are superior to GAAP financial measurements and are unlikely to be comparable to similar measures presented by other companies. These non-GAAP financial measurements should be considered in the context with our GAAP results. The non-GAAP financial measurements contained in this release include:

•	Gross margin and gross margin percentage (U.S. Business segment). We disclose our gross margins and gross margin percentage for our U.S. Business segment separately from the start up stage of our international businesses (Europe and Canada) to allow investors to better understand and track the performance and operating efficiency of our core U.S. operations, which make up the vast majority of our operating and financial results. We disclose U.S. Business segment gross margin, which we define as U.S. total revenues less U.S. fund management and administration expenses and U.S. third-party sharing arrangements, and U.S. Business segment gross margin percentage as non-GAAP financial measurements because we believe they provide investors with a consistent way to analyze the amount we retain after paying third party service providers to operate our ETPs and third party marketing agents whose fees are associated with our AUM level. Management tracks gross margin and gross margin percentage to analyze the profitability of our products.

•	Operating results for the fourth quarter of 2016 excluding a $1.7 million goodwill impairment charge. We exclude this charge when analyzing our results, which is not deductible for tax purposes, as it is a one-time, non-recurring charge and not core to our operating business.

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

GAAP to NON-GAAP RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2017	2016	2016
Gross Margin and Gross Margin Percentage (U.S. Business segment):
Total revenues	$52,338	$48,838	$59,313
Less: Fund management and administration	(8,327)	(8,611)	(9,260)
Less: Third-party sharing arrangements	(927)	(589)	(907)

U.S. Gross margin	$43,084	$39,638	$49,146

U.S. Gross margin percentage	82.3%	81.2%	82.9%

		Q4/16
Adjusted Net Income and Diluted Earnings per Share:
Net income, as reported		$2,477
Add back: Goodwill impairment		1,676

Adjusted net income		4,153
Weighted average common shares - diluted		135,373
Adjusted net income per share - diluted		$0.03
Adjusted Pretax Margin:
Income before income taxes		$8,509
Add back: Goodwill impairment		1,676

Adjusted income before income taxes		10,185
Total revenues		50,798
Adjusted pretax margin		20.1%